United States
               Securities and Exchange Commission
                     Washington, D.C.  20549

                          Schedule 13G
            Under the Securities Exchange Act of 1934
                        (Amendment No. 1)


                 United Wisconsin Services, Inc.
             ---------------------------------------
                        (Name of Issuer)


                   Common Stock, no par value
             ---------------------------------------
                 (Title of Class of Securities)


                            913238101
             ---------------------------------------
                         (CUSIP Number)


                        December 31, 1999
             ---------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                          Schedule 13G

CUSIP No. 913238101

1.   NAME OF REPORTING PERSON.
          Ronald A. Weyers
     S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.
          ###-##-####
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

          (a)  [  ]
          (b)  [  ]

3.   SEC USE ONLY.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION.
          USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER.
          Not applicable
6.   SHARED VOTING POWER.
          Not applicable
7.   SOLE DISPOSITIVE POWER.
          Not applicable
8.   SHARED DISPOSITIVE POWER.
          Not applicable
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          Not applicable
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
          Not applicable
12   TYPE OF REPORTING PERSON.
          IN

                          Schedule 13G

CUSIP No. 913238101

ITEM 1(a). NAME OF ISSUER
     United Wisconsin Services, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     401 West Michigan Street
     Milwaukee, Wisconsin  53203-2896

ITEM 2(a). NAME OF PERSON FILING
     Ronald A. Weyers

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE 500 AMS Court
     Green Bay, Wisconsin  54313

ITEM 2(c). CITIZENSHIP
     U.S.A

ITEM 2(d). TITLE OR CLASS OF SECURITIES
     Common Stock, no par value

ITEM 2(e).  CUSIP NUMBER
     913238101

ITEM 3.
     N/A

ITEM 4. OWNERSHIP
     (a)  Amount Beneficially Owned:  Not applicable
     (b)  Percent of Class:   Not applicable
     (c)  Number of Shares as to which such person has:
          (i)  sole power to vote or direct the vote:  Not applicable
          (ii) shared power to vote or direct the vote:  Not applicable
          (iii) sole power to dispose or to direct the disposition of:
                Not applicable
          (iv) shared power to dispose or to direct the disposition of:
                Not applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          N/A

ITEM 10. CERTIFICATION
          N/A


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true complete and correct.

Dated the 11th day of February, 2000.


                              /s/ Ronald A. Weyers
                              ---------------------------------
                              (Signature)

                              Ronald A. Weyers